Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated May 15, 2024, relating to the consolidated financial statements of Kuke Music Holding Limited, its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2022 and December 31, 2023, and for the years ended December 31, 2022 and December 31, 2023, in which our report expresses an unqualified opinion, and includes explanatory paragraphs relating to substantial doubt on the Company’s ability to continue as a going concern, in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-256982) pertaining to the 2020 Share Incentive Plan of Kuke Music Holding Limited; and

(2)	Registration Statement (Form F-3 No.333-267655) of Kuke Music Holding Limited.

/s/ Yu Certified Public Accountant, P.C.

New York, New York

May 15, 2024